Exhibit 10.2

SCHEDULE “DD” TO BB&T LOAN AGREEMENT

This Schedule “DD” is an attachment to and a part of the Loan Agreement (the “Loan Agreement”) dated April 13, 2010 between Branch Banking and Trust Company (“Bank”) and Industrial Services of America, Inc. (“Borrower”).

Definitions. In addition to the words and terms defined elsewhere in this Schedule DD, the Loan Agreement and the Uniform Commercial Code of Kentucky, as amended from time to time, (the “UCC”) the following terms shall have the following specified meanings:

Account Debtor. Any Person obligated to Borrower on an Account.

Account(s). Any right to payment of a monetary obligation, whether or not earned by performance, including without limitation any receivable, contract right, note, draft, instrument, acceptance, chattel paper, lease, or other writing or open account resulting from the sale, lease, license, assignment or other disposal of property by Borrower, or from services rendered or to be rendered by Borrower.

Advance Rate. The percentage of the total value of Eligible Accounts, Eligible Inventory, Eligible Export-Related Accounts, Eligible Export-Related Inventory, or Other Collateral Bank will lend to Borrower, as set forth in Section DD.02.

Asset Based Lending Credit Line Sweep Services Agreement. If applicable, that agreement between Bank and Borrower whereby Borrower agrees that all remittances in payment of Accounts shall be deposited in its designated Collateral Reserve Account or Operating Account, as applicable, and shall be administered and applied in accordance with the ABL Credit Line Sweep Services Agreement. This agreement is to be read in conjunction with, and is a part of, the Treasury Management Agreement, the Loan Agreement and this Schedule DD.

Asset Based Sweep Services Attachment. If applicable, that agreement between Bank and Borrower whereby Borrower agrees that all remittances in payment of Accounts which are deposited to the Collateral Reserve Account will be applied to the outstanding Line of Credit, as well as other provisions of the Loan Documents. This agreement is to be read in conjunction with, and is a part of, the Treasury Management Agreement, the Loan Agreement, and this Schedule DD.

Availability. The lesser of the Bank’s Line of Credit or Collateral Loan Value reduced by (i) the principal balance outstanding under the Line of Credit, (ii) the Letter of Credit Exposure Reserve, and (iii) the Availability Reserve as determined by Bank from the most recent Loan Base Report and otherwise in the sole discretion of the Bank after consideration of Collections.

Availability Reserve. A reserve against Availability determined by Bank in its sole discretion from time to time to reflect events, conditions, contingencies or risks or other loans of Bank which without limitation do or may affect the Collateral Loan Value, the business prospects of Borrower or any Account Debtor, or the security interest of Bank, including enforceability, perfection and the priority thereof.

Bill and Hold. An Account generated by the sale of goods for which an invoice has been issued to the buyer, but the goods represented by such Account remain undelivered to the buyer and/or under the control of Borrower or Borrower’s representative.

Collateral. Collateral shall mean the assets and property described in the Security Agreement including, without limitation, Borrower’s Accounts, Inventory and Other Collateral.

Collections. Collections shall be deemed to include Proceeds of Collateral, in any form received by Bank pursuant to a Lockbox Agreement, or deposited in a Collateral Reserve Account or an

Operating Account or other account maintained with Bank, or any other account maintained for the benefit of the Bank, such as a blocked account, which Collections shall be the exclusive and sole property of Bank to the extent applied to the outstanding balance of the Line of Credit.

Collateral Loan Value. The aggregate value of the Advance Rate as applied to the Eligible Accounts, and/or Eligible Export-Related Accounts, the Advance Rate as applied to the Eligible Inventory and/or Eligible Export-Related Inventory and the Advance Rate applied to the value of Other Collateral, if any.

Collateral Reserve Account. The demand deposit account maintained with Bank by Borrower into which all proceeds of the Collateral shall be deposited and to which only Bank will have access. On the date hereof, the Collateral Reserve Account number with respect to the Line of Credit (domestic and/or foreign) is 5184608415 (domestic) and (foreign) and shall be deemed to include any substitute or replacement account at Bank.

Contra Account. An Account subject to offset, in the sole discretion of Bank, by an Account Debtor of Borrower.

Credit Insurance. A policy of credit insurance, satisfactory to Bank, insuring Accounts collaterally assigned to Bank naming Bank as a “loss payee.”

Cross Aging Rule. Should any Account due Borrower from an Account Debtor have 50% (upon notice, such other percentage as Bank in its discretion shall determine) or more of their total aggregate Accounts aged in excess of the Eligibility Period, then all Accounts from such Account Debtor shall be deemed ineligible.

Eligible Account and/or Eligible Inventory. An Eligible Account is an Account which is not an Ineligible Account, as defined in Section DD.03 hereof; and Eligible Inventory is Inventory which is not Ineligible Inventory, as defined in Section DD.04 hereof.

Eligible Export-Related Account and/or Eligible Export-Related Inventory. An Eligible Export-Related Account is a foreign account which is not an Ineligible Foreign Account, as defined in Section DD.03 hereof; and Eligible Export-Related Inventory is Inventory which is not Ineligible Export-Related Inventory as defined in Section DD.04 hereof.

Eligibility Period. The Eligibility Period for any Account shall mean not more than 90 days from the original invoice date.

Exam. Exam means those examinations on the premises of Borrower or wherever books, records, or Collateral are located, however maintained, including but not limited to the inspection of Inventory, and standard testing of such books and records by Bank’s representatives, at any time during normal business hours of Borrower, with or without prior notice to Borrower from Bank, as provided in Section DD.06(b).

Excess Inventory. That level of Inventory on hand determined by Bank to be in excess of a twelve (12) month supply of Borrower’s requirements therefor unless, upon written notice by Bank, Bank in its discretion shall determine a greater or lesser level of Inventory.

Fees. Those fees which Borrower will pay to Bank in conjunction with Bank’s asset based lending services as set forth in Section DD-07 hereof, whether or not actual loan obligations exist, while the Loan Agreement is in force.

Foreign Accounts. Any Account due from any Person located outside the fifty states comprising the United States of America and the District of Columbia unless the Account is due from a Person located in a country, commonwealth and/or possession identified in Section DD.02(f) hereof.

Government Account. Any Account owed by the United States of America or any slate or political subdivision thereof, or any department, agency, authority, board or instrumentality thereof.

Ineligible Accounts and/or Ineligible Inventory. Shall have the meanings given in Sections DD.03 and DD.04 hereof.

Ineligible Export-Related Accounts and/or Ineligible Export-Related Inventory. Shall have the meaning given in Sections DD.03 and DD.04 hereof.

Intellectual Property. Property of any Person constituting under any applicable federal or state law a patent, copyright, trademark, service mark, trade name, trade secret, or license or other right to use any of the foregoing.

Inter-Company Account. Any Account from any Account Debtor with Borrower in any manner including, without limitation, as owner, member, partner, shareholder, officer, director, employee, agent, or which is an affiliate of Borrower.

Inventory. Goods which are leased or held by Borrower for sale or lease as lessor or furnished under a contract of service, and shall include goods, finished goods, raw materials, work-in-process, and materials to be used and/or consumed in a business and proceeds thereof including Accounts and Chattel Paper.

Inventory Caps. The maximum loan amount Bank may lend against the Eligible Inventory and/or Eligible Export-Related Inventory, as set forth in Section DD.02(c) and (d).

Letter of Credit. Any Letter of Credit issued by Bank on behalf of Borrower, as Applicant; provided, however, inclusion of this definition shall not imply, or be construed as, a commitment by Bank to issue any Letters of Credit.

Letter of Credit Exposure Reserve. At any given date, the aggregate face amount of outstanding Letters of Credit on such date plus the aggregate amount of drafts drawn under or purporting to be drawn under Letters of Credit that have been paid by Bank and for which Bank has not been reimbursed.

License Agreement. An agreement between Borrower and Licensor pursuant to which Borrower is authorized to use such Licensor’s Intellectual Property in connection with the manufacturing, sale or other transfer or distribution of Inventory.

Licensor. Any Person from whom Borrower obtains a License Agreement.

Licensor/Bank Agreement. An agreement satisfactory to Bank among Borrower, Bank and Licensor pursuant to which Licensor consents and authorizes Bank to enforce its security interests and liens against Inventory with the benefit of the Intellectual Property regardless of whether Borrower has defaulted under a License Agreement therefor.

Line of Credit. The amount of each Line of Credit (domestic and/or foreign) approved by Bank and set forth in the Loan Agreement.

Loan Base Report. That report on Bank’s standard form, or in a form otherwise acceptable to Bank, to be prepared, signed, dated and delivered by Borrower in accordance with Bank’s instructions, and submitted to Bank by Borrower at specified intervals and/or occasions, and detailing pertinent information as regards Accounts and/or Inventory and/or Other Collateral, Reserves, Collateral Loan Value, outstanding Line of Credit balance, and Availability.

Lockbox Agreement. That agreement on Bank’s standard form, or in a form otherwise acceptable to Bank, to be executed by Borrower relating to the provision for lockbox services and requirements.

Operating Account. Operating Account shall mean the Borrower’s demand deposit account at any time with Bank, currently account number 5280498205 or any substitute or replacement account at Bank.

Other Collateral. Collateral that shall be included in Collateral Loan Value, other than Accounts or Inventory, as specifically approved and determined by Bank in its sole discretion.

Person. Any individual, corporation, general or limited partnership, limited liability company or partnership, limited liability limited partnership, trust, unincorporated organization, association, joint venture, or a state or federal government agency or political subdivision thereof.

Proceeds. Proceeds shall have the meaning given to it under the UCC and shall include without limitation the collections and distributions of Collateral, cash or non-cash.

Reserves. Aggregate deductions from the Collateral Loan Value and/or Availability as determined by Bank from time to time, including, but not limited to, Letter of Credit Exposure Reserve and the Availability Reserve.

Advance Rates/Advances/ Prepayment and Other Provisions.

          Bank agrees that the Advance Rates to be used to calculate the Collateral Loan Value shall be:

80% against the Eligible Accounts.

0% against the Eligible Export-Related Accounts

Against the Eligible Inventory as follows:		Inventory Sublimits:

0%	Finished Inventory	$

55%	Raw Materials Inventory		$10,000,000.00

0%	Work in Process Inventory	$

0%	In Transit Inventory	$

0%	Other Eligible Inventory {Describe}	$

	Subtotal:		$10,000,000.00

Against Eligible Export-Related Inventory as follows:

0%	Finished Inventory	$

0%	Raw Materials Inventory	$

0%	Work in Process Inventory	$

0%	Other Eligible Inventory {Describe}	$

	Subtotal:	$

Inventory values will not exceed the lower of cost or market and, if required by Bank, will be reduced by the LIFO reserve. The aggregate loan advances against Eligible Inventory shall not exceed at any time the foregoing Inventory Sublimits or Subtotals or an Aggregate Inventory Sublimit of $10,000,000.00 (the “Inventory Caps”); provided however, notwithstanding the foregoing, the aggregate advances against Eligible Inventory shall not exceed in amount at any time the aggregate advances against Eligible Accounts. The aggregate loan advances against Eligible Accounts from North American Stainless shall not exceed at any time the amount of any current trade credit insurance provided to Borrower, less any reserves for loss sharing responsibility, required by the insurer, from an insurer and upon terms satisfactory to Bank including naming Bank as an additional insured and providing a certificate of such to Bank.

Other Collateral shall be included in the Collateral Loan Value as approved by Bank from time to time, together with an Advance Rate determined by Bank from time to time.

Any Account due from a Person located in the following identified countries, commonwealths, and/or possessions shall not be deemed a Foreign Account: (list).

Notwithstanding that the following Account Debtor(s) shall be ineligible pursuant to the terms hereof, such Account Debtor(s) shall nonetheless be deemed eligible by Bank, subject to any limitations and/or advance provisions set forth below, until Bank, upon written notice, in its sole discretion, shall provide otherwise:

Account Debtor/Address	Limitations/Advance Provisions

Bank reserves the right, upon notice, in its sole discretion, to amend the Eligibility Period, Inventory Caps, Reserves, or the provisions of Section DD.02(f) and (g) at any time; and, the Loan Base Report, upon receipt by Bank, shall be subject to Bank’s satisfactory review, acceptance or correction.

Bank agrees to (i) make advances under the Line of Credit automatically, without any request by Borrower upon the presentment of items drawn against Borrower’s Operating Account, provided the Availability, as shown upon a current acceptable Loan Base Report as required herein, and otherwise determined by Bank in its sole discretion after consideration of Collections, is sufficient to cover such advances, or (ii) fund the Operating Account based on request(s) for advances from Borrower orally or in writing provided the Availability is sufficient to cover such advances. Borrower shall submit a completed Loan Base Report to Bank as required, so long as the Line of Credit shall exist, regardless of the outstanding balance thereof. It is further provided that Borrower releases Bank from any liability or obligation for and agrees to indemnify and hold Bank harmless from and against any loss, cost, damage or expense (including Bank’s reasonable attorneys’ fees) incurred or suffered as a result of the payment by Bank of any item drawn against Borrower’s checking account that is subsequently determined to have been improperly paid for any reason, except for the gross negligence or willful misconduct of Bank. Bank also reserves the right, upon notice, in its sole discretion, to discontinue the automatic payment of items presented to Bank, and to require written or oral advance requests to be made by Borrower.

Bank is authorized (without any further request from Borrower) to advance on behalf of Borrower as a Loan all sums required to be paid by Borrower to Bank in respect of any Letter of Credit pursuant to the terms of the Application for Letter of Credit (including all fees associated therewith), but Bank shall have no obligation to make such a Loan.

Bank may debit the amount of any payment due under the Loan Agreement and this Schedule DD from the Operating Account, any deposit account or loan account of Borrower maintained with Bank, but Bank shall have no obligation to do so.

If the principal balance outstanding at any time under the Line of Credit exceeds the lesser of the approved maximum amount of the Line of Credit or the Collateral Loan Value reduced by the Reserves (herein an “Overadvance”), Borrower shall immediately prepay the Line of Credit to the extent necessary to eliminate such excess. For so long as the Overadvance shall exist and be continuing, and without prejudice to any other rights Bank may have hereunder, Bank shall be authorized upon written notice to Borrower to assess an overadvance fee as determined by Bank in its discretion in an amount up to 1% of the Overadvance but not less than $1,000.00, subject to such other minimum amount as Bank in its discretion upon notice to Borrower shall determine.

Ineligible Accounts.

          Ineligible Accounts shall include the following:

The amount of any Account outside of the Eligibility Period.

Any Account which is a Contra Account.

Any Account subject to the Cross Aging Rule.

Any Account which has been bonded or become subject to a suretyship or other similar arrangement.

Any Inter-Company Account.

Any Foreign Account, including any Export-Related Account, unless such Account shall be insured by Credit Insurance, or such Account shall be supported by a letter of credit for the benefit of and acceptable to Bank, or such Account shall be eligible pursuant to a duly executed Loan Authorization Agreement issued by the Small Business Administration of the United States Government in favor of Bank, or such Account is eligible pursuant to a duly executed Borrower Agreement issued by the Export-Import Bank of the United States in favor of Bank, or such Account is otherwise expressly approved in writing by the Bank.

Any Account representing a Bill and Hold or similar arrangement.

Any Government Account due from any branch, agency, or political subdivision of the State or Federal Government, including without limitation, any municipality, county, or board for which the proper Assignment of Claims form, governmental consents, approvals, or Notice of Assignment form have not been fully executed or warrant issued for payment thereof by the state if such assignments, consents, approvals or warrants for payment shall be required by Bank in writing.

Any Account due from any government agency which, by contract, precludes and/or prohibits the collateral assignment of such Account, unless otherwise expressly approved by Bank in writing.

Any Account which, at the discretion of Bank, is deemed doubtful for collection for any reason, including but not limited to, those involving disputes, returns, credit worthiness, legal proceedings, whether in process, pending or threatened, conditional payments, is not free of all liens, encumbrances, charges, rights and interest except those in favor of Bank; or represent deposits, retainages, or progress billings, or are not payable in U.S. Dollars.

That portion of Accounts due from an Account Debtor (other than North American Stainless) which is in excess of a concentration limit of twenty five percent (25%) of Borrower’s aggregate dollar amount of all outstanding Accounts.

That portion of Accounts which represent a credit balance on any Account outside of the Eligibility Period.

Any Chattel Paper unless expressly made an Eligible Account in writing by Bank.

Any Account otherwise deemed ineligible by Bank in its sole discretion.

Any Account or portion of an Account of an Account Debtor subject to a factoring, reverse factoring or other similar agreement including Confirmed Invoices of North American Stainless discounted per agreement of Borrower and Santander Factoring y Confirming S.A. EFC (“Santander”).

Bank reserves the right, upon notice, in its sole discretion, to amend the terms of the Ineligible Accounts at any time.

Ineligible Inventory.

Ineligible Inventory shall include the following:

Inventory not legally owned by Borrower, including but not be limited to, goods on consignment from any supplier, vendor, and/or individual, or goods on demonstration and/or for trial, and not subject to the first lien priority security interest in favor of Bank.

Inventory not in new and/or salable condition, including but not limited to, damaged goods, goods used by Borrower and/or potential buyers, goods with missing components/parts and not in a whole condition.

Inventory which has been held by Borrower more than 12 months without being sold and/or leased.

Inventory representing work-in-process unless authorized by Bank pursuant to DD.02(c) and/or (d).

Inventory deemed by Bank, at its sole discretion, to cause and/or represent unusual danger to the health and/or safety of individual(s) and/or the environment.

Inventory which violates any federal law and/or laws of the city, county, or state where the goods are stored.

Inventory of which Borrower is the legal owner but which is being stored and/or housed at a location other than the place of business of Borrower or in transit (unless otherwise approved by

Bank in writing including conditions thereof) or is otherwise authorized as set forth hereinabove in Section DD.02(c) and/or (d).

Inventory deemed otherwise ineligible by Bank in its sole discretion.

Inventory subject to a security interest, lien or other encumbrance in favor of any other Person.

Inventory, if Export-Related Inventory, unless such Inventory is eligible pursuant to a duly executed Loan Authorization Agreement issued by the Small Business Administration of the United States Government in favor of Bank, or such Inventory is eligible pursuant to a duly executed Borrower Agreement issued by the Export-Import Bank of the United States in favor of Bank, or such Inventory is otherwise expressly approved in writing by Bank.

Inventory determined by Bank to be Excess Inventory.

Inventory subject to a License Agreement for which Bank shall have required in writing a Licensor/Bank Agreement and such agreement shall not have been obtained.

Bank reserves the right, upon notice, in its sole discretion, to amend the terms of the Ineligible Inventory at any time.

Proceeds of Collateral and Application of Proceeds. (Check either (b) or (c); and (a) if applicable.)

☐	(a)

Borrower shall execute a Lockbox Agreement with Bank and shall notify, or cause to be notified, all Account Debtors to forward all remittances to the lockbox in accordance with such Lockbox Agreement. Customer shall pay all costs of such lockbox, including set up and administration thereof.

☒	(b)	Borrower agrees to deposit all Proceeds of the Collateral in a Collateral Reserve Account at Bank.

☐	(c)	Borrower agrees to deposit all Proceeds of the Collateral in an Operating Account.

Borrower agrees that all Proceeds shall be applied as described in the Loan Documents (including the Asset-Based Sweep Services Attachment or the ABL Credit Line Sweep Services Agreement, if applicable). Bank reserves the right, in its sole discretion, to require Borrower to implement DD.05 (b) and/or DD.05 (a) immediately upon written notification from Bank.

Reporting / Exam.

Reporting. (Check all that apply)

Borrower shall provide the following reports, financial statements, list of Account Debtors and addresses and other reports to Bank upon execution hereof and thereafter as indicated below (herein the “Required Information”). Unless and until the Bank shall agree otherwise, such Required Information shall be submitted to Bank electronically in non-scanned PDF format acceptable to Bank via the internet as an electronic record thereof or in such other format acceptable to Bank.

Weekly	Quarterly	Annually	Month-End
	☐		☒

Quarterly/Monthly Loan Base Reports.

Quarterly/Monthly Loan Base Reports, prepared as of the end of each reporting period. Except as set forth below, Loan Base Reports are required for all loans covered by this Agreement no later than 15 days following each reporting period end.

Additionally, all other required reports indicated below will also be due on the fifteenth (15th) day of each repotting period.

☒

Weekly Loan Base Reports. Weekly Loan Base Reports, based on information with an “as of date no more than three (3) business days old when received by Bank. Sales and cash receipts journals shall accompany each report. The last Weekly Loan Base Report provided each month shall be a full or partial week with an “as of date consistent with Borrower’s fiscal month end, subject to reconciling adjustments, if any, in the monthly reports hereinafter required.

	☐		☒	Accounts Aging based upon invoice date by the fifteenth (15th) day of each reporting period.

	☐		☒	Inventory Report by the fifteenth (15th) day of each reporting period.

	☐		☒	Accounts Payable Aging by the fifteenth (15th) day of each reporting period.

	☐		☒	Financial Statements, which shall be due on the day of each month/quarter as indicated.

		☒		A list of Account Debtors with current addresses.

☒	☐	☐	☒	All Santander documentation shall be provided to Bank upon receipt, including a weekly North American Stainless accounts receivables schedule of both Confirmed and non Confirmed Invoices.

Borrower shall forward to Bank any of these reports at such other times as Bank may require them, upon notice to Borrower, and/or any other reports deemed necessary by Bank in its discretion to monitor the Collateral for the Line of Credit. Further. Borrower shall provide written monthly statements of account in conjunction with its agreement with Santander, or alternatively, if requested by Bank, to extent same may be available to Borrower, electronic access thereto including password or other required access information. Notwithstanding any provision to the contrary, if any, in the Loan Agreement, the foregoing reporting requirements shall not be subject to notice of default by Bank, or right to cure by Borrower, it being expressly understood and agreed that timely receipt of same are material and fundamental to the Bank’s administration and funding of the Line of Credit. Upon written notice, Bank shall be authorized to impose a late reporting fee as determined by Bank for failure of Borrower to timely comply with the reporting requirements of this section.

Exam. From time to time, as deemed necessary by Bank in its sole discretion to monitor Collateral, Borrower hereby authorizes Bank or any agent or representative thereof to inspect, examine and verify the Accounts, Inventory, and Other Collateral, make copies of and make abstracts from all the records and books of account of, and visit the properties of, Borrower, and to discuss the affairs, finances, and Collateral generally of Borrower with any of its respective owners, officers, directors, shareholders, members, or partners and Borrower’s independent accountants and consultants. Without expense to Bank, Bank may use any of Borrower’s personnel, equipment, including computer equipment, programs and computer readable media as deemed necessary by Bank to conduct such Exam.

Fees.

Borrower shall pay to Bank the sum of $600.00 per month as a fee for the use of Bank’s asset based lending services which shall be in addition to any fees or other charges for the treasury services of Bank. This fee may be changed by written notice to Borrower.

Borrower shall pay to Bank for each Exam of Borrower, an examination fee of $750.00 per diem per examiner plus expenses such as, but not limited to, travel expense(s), specialized equipment needed to count and/or value goods pledged as Collateral to Bank, the use of outside firms to perform any Exam as deemed necessary by Bank in its sole discretion to monitor Collateral, with said reimbursement being represented by receipts and/or listing of expense(s) submitted to Borrower by Bank along with Bank’s invoice for reimbursement. Bank reserves the right to change the examination fee upon notice to Borrower.

Borrower shall pay to Bank the actual cost of any appraisal of Inventory and/or Other Collateral performed by an independent appraiser as required by Bank.

Bank in its discretion may charge a late reporting fee for Borrower’s failure to provide timely reports required under Section DD.06.

Bank reserves the right to debit all Fees from the Operating Account of Borrower.

Events of Default. In addition to those Events of Default appearing elsewhere in the Loan Agreement, each of the following shall constitute an additional Event of Default under the Loan Agreement:

The refusal by Borrower to permit Bank to inspect, examine or verify the books and records in accordance with the Exam provisions of this Loan Agreement.

Failure to execute a Lockbox Agreement and notify Account Debtors to remit payments to the Lockbox, if required by Bank, due to less than 70% of Borrower’s Collections being non wire transfers.

Failure to deposit checks or other remittances received in payment of Accounts into the Collateral Reserve Account or Operating Account, as required pursuant to Section DD.05.

If the outstanding principal balance under the Line of Credit plus the Reserves exceeds the Collateral Loan Value or the amount of the Line of Credit and Borrower fails immediately to prepay the Line of Credit by an amount sufficient to bring Borrower in compliance with this Schedule DD.

If Borrower fails to comply with the Reporting requirements of DD.06(a).

If Borrower fails to otherwise comply with any of the provisions of this Schedule “DD” or the Loan Agreement.

If Borrower shall modify, amend or terminate the agreement with Santander without the prior written approval of Bank.

Should Borrower fail to provide to Bank the Santander monthly statements, or, if requested by Bank, refuse to provide to Bank electronic access to the Santander account, to the extent same may be available to Borrower.

Other Provisions.

Notice. Any notice required to be given herein shall be effective when made and, notwithstanding any provisions in the Loan Agreement to the contrary, may be made by hand delivery, confirmed facsimile transmission, overnight courier, first class or certified mail return receipt requested.

Operating Account. Notwithstanding any provision in the Loan Agreement to the contrary, Borrower shall establish and maintain its Operating Account with Bank during the term hereof.

Certain Events. Upon execution hereof and with each borrowing made hereunder pursuant to the Loan Base Report, Borrower shall be deemed to certify to Bank that (i) no Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of lime or both, would be an Event of Default; (ii) no material adverse change shall have occurred in the financial or operating condition or prospects of Borrower since the date of the Loan Agreement; (iii) all Loan Documents shall have remained in full force and effect; and (iv) the representations and warranties contained in the Loan Agreement shall be true and correct as of such date.

Electronic Transactions. Borrower and Bank agree that the electronic reporting of Required Information authorized herein shall constitute an agreement under the Uniform Electronic Transfer Act (the “Act”), in effect in the State of North Carolina; and any dispute or controversy relating to such reporting shall be interpreted in accordance with the provisions of the Act. With respect to such reporting, Borrower acknowledges that Bank shall not be responsible (i) for any failure, interruption, or delay in the performance of the internet; (ii) for any unauthorized, inadvertent, or fraudulent access, use or disclosure to third parties of the Required Information should it occur by error of transmission of Borrower or reply thereto by Bank or otherwise; (iii) for Bank’s failure to maintain security measures at the time of transmission or reply thereto to prevent unauthorized access, misappropriation and use of Required Information by third parties. Borrower expressly assumes the risk of unauthorized access, use or misappropriation by third parties of the Required Information transmitted to Bank via the internet and will hold harmless and indemnify Bank from any claim or expense, including reasonable attorneys fees associated therewith. Until Bank shall receive written notice otherwise from Borrower, the following persons may be contacted by Bank with any questions or issues about the Required Information:

Primary Contact Person	Secondary Contact Person

Steve Jones

Name	Name

Operations Manager for Alloys

Title	Title

502-415-7823

Telephone Number	Telephone Number

sjones@isa-inc.com

E-mail Address	E-mail Address

Describe Any Other Provisions, or Delete.

This Agreement is made and entered into for the sole protection and benefit of Bank and Borrower, their successors and assigns, and no third person or persons shall have any right(s) to action hereon.

IN WITNESS WHEREOF, Borrower and Bank have executed this Schedule “DD” as of this date and have adopted as their respective seal the “seal” appearing beside or near their signatures below.

Borrower is a Corporation:

WITNESS:	Industrial Services of America, Inc.

/s/ David Saffer	By:	/s/ Harry Kletter

Harry Kletter
Title: Chief Executive Officer

WITNESS:	Branch Banking and Trust Company

/s/ David Saffer	By:	/s/ Johnny L. Perry

Johnny L. Perry
Title: Senior Vice President